HOISINGTON INVESTMENT MANAGEMENT COMPANY

CODE OF ETHICS

INTRODUCTION

This code of ethics for Hoisington Investment Management Company (“the Adviser”) establishes the standards of conduct applicable to the Adviser and its employees. The governing principle by which the Adviser conducts its business is that the Adviser is a fiduciary to its clients. As a fiduciary, the Adviser has a duty of care, loyalty, honesty, and good faith to its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with a client. Individuals subject to the Adviser’s code of ethics should conduct themselves at all times in a manner that avoids even the appearance of impropriety.

Definitions

Access person means any of the Adviser’s supervised persons:

A. Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

B. Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership is interpreted in the same manner as it would be under 17 U.S.C. § 240.16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of section 16 of the Securities Exchange Act of 1934 (15 U.S.C. 78p) and the rules and regulations thereunder.

Code means this Code of Ethics and any amendments to it.

Federal securities laws means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a — mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b) (“the Act”), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311 —2 5314; 5316 — 5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Fund means an investment company registered under the Investment Company Act.

IARD means the Investment Adviser Registration Depository.

Initial public offering means an offering of securities registered under the Securities Act of 1933 (15 U.S.C. § 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. § 78m or § 78o(d)).

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77d(6)) or pursuant to 17 U.S.C. §§ 230.504, 230.505, or § 230.506.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Reportable fund means:

A. Any fund for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 U.S.C. § 80a-2(a)(20)); or

B. Any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (15 U.S.C. § 80a-2(a)(9)).

Reportable security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. § 80b-2(a)(18)), except that it does not include:

A. Direct obligations of the Government of the United States;

B. Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

C. Shares issued by money market funds;

D. Shares issued by open-end funds other than reportable funds; and

E. Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Supervised person means the Adviser’s officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the Adviser and are subject to the Adviser’s supervision and control.

Persons Covered by the Code of Ethics

All of the Adviser’s supervised persons are subject to the Adviser’s Code. Additionally, access persons are required to comply with specific reporting requirement of the Code.

STANDARDS OF BUSINESS CONDUCT

All supervised persons must conduct themselves at all times in a manner consistent with the Adviser’s fiduciary duty to its clients. Additionally, all supervised persons must comply with applicable federal securities laws.

Confidentiality and Privacy. Clients entrust the Adviser with private financial information, and it is the Adviser’s responsibility to protect the confidentiality of that information to the maximum extent permitted by law. Accordingly, the Adviser will reveal no information about a client, including the fact that a client is a client of Adviser, unless the client consents or the Adviser is compelled to provide information through subpoena or other legal means. The Adviser will keep confidential all information received from a client and all advice provided to a client. The Adviser currently has no individual clients; if the Adviser acquires any individual clients in the future, Adviser will provide each individual client with a copy of the Adviser’s privacy policy at the outset of the client’s engagement of the Adviser and annually each year thereafter. The Adviser will also provide a copy of its privacy policy to all individuals who provide the Adviser with personal, non-public financial information in connection with the individual’s considering becoming a client of the Adviser.

Communications with clients and others. All communications with clients, prospective clients, and others must be accurate, balanced, and not misleading in any way. The Adviser will communicate with its clients in plain English.

Prohibited conduct. In connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client, supervised persons may not:

1. Defraud the client in any manner;

2. Mislead the client, including by making a statement that omits material facts;

3. Engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit on the client;

4. Engage in any manipulative practice with respect to the client; or

5. Engage in any manipulative practice with respect to securities, including price manipulation

Conflicts of Interest

Conflicts among client interests. Conflicts of interest may arise where the Adviser or its supervised persons have reason to favor the interests of one client over another client (for example, larger accounts over smaller accounts or accounts of supervised persons’ close friends or relatives over other accounts). Supervised persons are prohibited from favoring one client over another in any manner that would constitute a breach of fiduciary duty.

Competing with client trades. Access persons may not use any knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Avoidance of the Use of Material Non-Public Information

Supervised persons are required to comply with the Adviser’s policy regarding avoidance of the use of material non-public information. Failure to comply with this policy can subject a supervised person to a range of civil and criminal penalties, including civil injunctions, a permanent bar from employment in the securities industry, civil penalties of up to three times the profits made or losses avoided, criminal fines, and prison sentences.

Initial Public Offerings and Limited Offerings

All supervised persons are prohibited from directly or indirectly acquiring any securities in an initial public offering or a limited offering.

Margin Transactions

Access persons are prohibited from purchasing securities on margin.

Gifts and Entertainment

Fiduciary principles. A conflict of interest occurs when the personal interests of supervised persons interfere or could interfere with their responsibilities to the Adviser or its clients. The overriding principle governing the Adviser’s supervised persons’ conduct in this area is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client or other person feel beholden to the Adviser or any of its supervised persons.

Gifts. No supervised person may receive any gift, service, or other thing of more than $250 value from any person or entity that does business with or on behalf of the Adviser. No supervised person may give or offer any gift of more than $250 value to existing clients, prospective clients, or any entity that does business with or on behalf of the Adviser without the chief compliance officer’s advance written approval.

Cash. No supervised person may give or accept cash or cash equivalents (not including gift certificates purchased from a retail source) to or from any client, prospective client, or any entity that does business with or on behalf of the Adviser.

Entertainment. No supervised person may provide or accept excessive entertainment to or from a client, prospective client, or any person or entity that does business with the Adviser. Supervised persons may entertain clients, prospective clients, or other individuals who do business with the firm at meals or sporting events of reasonable value.

Referrals. The Adviser will not compensate any individual or firm for referring clients to the Adviser unless the all of the following requirements have been met: (a) appropriate disclosures have been made in the Adviser’s Form ADV; (b) there is a written referral agreement between the Adviser and the referring party; (c) referred clients have received disclosure concerning the referral arrangements and have signed written a receipt acknowledging the disclosure; and (d) the referring party is appropriately registered, if required, with securities regulatory authorities.

Outside business activity. No supervised person may serve on the board of directors of any publicly traded company. All outside business affiliations of supervised persons (including but not limited to directorships of private companies, consulting engagements, and service on non-profit boards) must be approved by the chief compliance offer and must be disclosed, if required, on the supervised person’s Form U-4. Outside business activity that interferes with a supervised person’s fiduciary duty to clients, such as an activity that requires substantial time during business hours, will not be approved.

Fiduciary appointments. Other than for family members, no supervised person may serve as an executor, trustee, attorney-in-fact or other fiduciary without the approval of the chief compliance officer.

REPORTING REQUIREMENTS

The transaction reports and holdings reports required of access persons under this section of the Code are also required of all persons related to the access person by blood or marriage who live in the access person’s household and any account in which the access person has a direct or indirect beneficial interest, such as a trust.

Holdings reports. All access persons must submit to the Adviser’s chief compliance officer a report of the access person’s current securities holdings that meets the following requirements:

Content of holdings reports. Each holdings report must contain, at a minimum:

A. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

B. The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

C. The date the access person submits the report.

Timing of holdings reports. Access persons must each submit a holdings report:

A. No later than 10 days after the person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

B. At least once each 12-month period thereafter on a date the chief compliance officer selects, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

The chief compliance officer shall review each holdings report promptly after it is submitted.

Transaction reports. Access persons must submit to the Adviser’s chief compliance officer quarterly securities transactions reports that meet the following requirements:

Content of transaction reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

A. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

B. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

C. The price of the security at which the transaction was effected;

D. The name of the broker, dealer or bank with or through which the transaction was effected; and

E. The date the access person submits the report.

Timing of transaction reports. Each access person must submit a transaction report no later than 10 days after the end of each calendar quarter. The transaction report must cover, at a minimum, all transactions during the quarter. The chief compliance officer shall review each transaction report promptly.

Exceptions from reporting requirements. Access persons are not required to submit:

A. Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

B. A transaction report with respect to transactions effected pursuant to an automatic investment plan;

C. A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Adviser holds in its records so long as the Adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Exception for small adviser. If at any time the Adviser has only one access person, that person is not required to submit reports to himself if the Adviser maintains records of all of the access person’s holdings and transactions that this section would otherwise require the access person to report.

THE ADVISER’S BOOKS AND RECORDS

The Adviser will keep the following books and records:

A. A copy of the Adviser’s code of ethics that is in effect, or at any time within the past five years was in effect;

B. A record of any violation of the code of ethics, and of any action taken as a result of the violation; and

C. A record of all written acknowledgments as required by Rule.204A-1(a)(5) for each person who is currently, or within the past five years was, a supervised person of the Adviser.

D. A record of each report made by an access person as required by Rule 275.204A-1(b), including any information provided under paragraph (b)(3)(iii) of that rule in lieu of such reports;

E. A record of the names of persons who are currently, or within the past five years were, access persons of the Adviser; and

F. A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons under Rule 204A-1(c), for at least five years after the end of the fiscal year in which the approval is granted.

PROCEDURES CONCERNING THE CODE OF ETHICS AND RELATED

COMPLIANCE MATTERS

Receipt of Code and amendments. The Adviser will provide all supervised persons with a copy of the Code and copies of all amendments to the Code. All supervised persons must certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with the terms of the Code. When the Code is amended, all supervised persons must certify in writing that they: (a) have received a copy of the amendment; (b) have read and understand the amendment; and (c) agree to comply with the amendment.

Annual certification regarding the Code. All supervised persons must annually certify in writing that they: (a) have read, understood, and complied with the Code, (b) have filed all reports required under the Code, and (c) not engaged in any conduct prohibited by the Code.

Annual certification regarding registration matters. All supervised persons must annually certify in writing that they have reviewed the disciplinary questions in Item 11 of Part 1.A of the Adviser’s Form ADV and that, as to the supervised person, no amendment is required as to any item. Additionally, all individuals registered as investment adviser representatives of the Adviser must annually certify in writing that they have reviewed their Form U-4 currently on file on the IARD and that the responses to each item are accurate.

Reporting violations of the Code. Any individual who believes that the Code may have been violated or is about to be violated is required to report this information promptly to the chief compliance officer. Reports may be made anonymously. Reports of violations or potential violations will be investigated promptly. Retaliation against an individual who makes a report under this section is prohibited and constitutes a violation of the Code.

Sanctions for violations of the Code. Violation of the Code may result in disciplinary action, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. Violations will be reported to securities regulatory authorities or other agencies when required by law or when otherwise appropriate.

Annual review of the Code. The chief compliance officer will review the adequacy of the Code and the effectiveness of its implementation with the Adviser’s legal counsel at least annually during the firm’s annual compliance review.

ADOPTION OF CODE

This Code is effective as of November 14, 2005.